Exhibit 3.14

NEW BRUNSWICK BUSINESS CORPORATIONS ACT FORM 1 ARTICLES OF INCORPORATION (SECTION 4)	NOUVEAU BRUNSWICK LOI SUR LES CORPORATIONS COMMERCIALES FORMULE 1 STATUTS CONSTITUTIFS (ARTICLE 4)

1 - Name of Corporation	Raison sociale de la corporation

FOSSIL CANADA INC.

2 -   The classes and any maximum number of shares that the corporation is authorized to issue and any maximum aggregate amount for which shares may be issued including shares without par value and/or with par value and the amount of the par value.

Les catégories et le nombre maximal d’actions que la corporation peut émettre ainsi que le montant maximal global pour lequel les actions peuvent être émises y compris les actions sans valeur au pair ou avec valeur au pair ou les deux et le montant de la valeur au pair.

An unlimited number of common shares without nominal or par value

3 - Restrictions if any on share transfers	Restrictions, s’il y en a, au transfert d’actions

No shares shall be transferred without the consent of the directors or shareholders of the corporation expressed by resolution passed at a meeting of the board of directors or shareholders or by an instrument or instruments in writing signed by all such directors or shareholders.

4 - Number (or minimum and maximum number) of directors	Nombre (ou nombre minimum et maximum) d’administrateurs

A minimum of one (1) and a maximum of ten (10) as determined by resolution of the board of directors.

5 - Restrictions if any on business the corporation may carry on	Restrictions, s’il y en a, à l’activité que peut exercer la corporation

None

6 - Other provisions if any	D’autres dispositions, le cas échéant

See Schedule “A” attached hereto.

7 - Incorporators	Fondateurs

Date	Names-Noms	Address (include postal code) Adresses (y compris le code postal)	Signature

07/08/02	C. Paul W. Smith	44 Chipman Hill Suite 1000 P.O. Box 7289, Station “A” Saint John, New Brunswick E2L 4S6	/s/ C. Paul W. Smith

FOR DEPARTMENT USE ONLY	RESERVE A L’USAGE DU MINISTÉRE

Corporation No. -Corporation No.	Filed-Déposé

602119	FILED/DEPOSE JUL 10 2002

FOSSIL CANADA INC.

(hereinafter referred to as the “Corporation”)

THIS IS SCHEDULE “A” TO THE FOREGOING FORM 1 UNDER THE

NEW BRUNSWICK BUSINESS CORPORATIONS ACT

1.	PLACE OF SHAREHOLDER MEETINGS

Notwithstanding subsections (1) and (2) of Section 84 of the Business Corporations Act, as from time to time in force, meetings of shareholders of the Corporation may be held at any place outside New Brunswick.

2.	NOTICE OF SHAREHOLDER MEETINGS

Notwithstanding subsection (1) of Section 87 of the Business Corporations Act, as from time to time in force, notice of time and place of a meeting of shareholders of the Corporation shall be deemed to be properly given if sent not less than ten (10) days nor more than fifty (50) days before such meeting:

(a)	to each shareholder entitled to vote at the meeting;

(b)	to each director; and

(c)	to the auditor, if any.

3.	PRE-EMPTIVE RIGHTS

(A)

Notwithstanding subsection (2) of Section 27 of the Business Corporations Act, as from time to time in force, but subject however to any rights arising under any unanimous shareholders agreements, the holders of equity shares of any class, in the case of the proposed issuance by the Corporation of, or the proposed granting by the Corporation of rights or options to purchase, its equity shares of any class of any shares or other securities convertible into or carrying rights or options to purchase its equity shares of any class, shall not as such, even if the issuance of the equity shares proposed to be issued or issuable upon exercise of such rights or options or upon conversion of such other securities would adversely affect the unlimited dividend rights of such holders, have the pre-emptive right as provided by Section 27 of the Business Corporations Act to purchase such shares or other securities.

(B)

Notwithstanding subsection (3) of Section 27 of the Business Corporations Act, as from time to time in force, but subject however to any rights arising under any unanimous shareholders agreements, the holders of voting shares of any class, in case of the proposed issuance by the Corporation of, or the proposed granting by the Corporation of rights or options to purchase, its voting shares of any class or any shares or options to purchase its voting shares of any class, shall not as such, even if the issuance of the voting shares proposed to be issued or issuable upon exercise of such rights or options or upon conversion of such other securities would adversely affect the voting rights of such holders, have the pre-emptive right as provided by Section 27 of the Business Corporations Act to purchase such shares or other securities.

4.	PRIVATE CORPORATION RESTRICTIONS

(A)

The number of shareholders, exclusive of persons who are in the employment of the Corporation and are shareholders of the Corporation and persons who, having been formerly in the employment of the Corporation, have continued to be shareholders of the Corporation after termination of that employment, is limited to not more than Fifty (50) persons, two or more persons who are joint registered holders of one or more shares being counted as one shareholder.

(B)	Any invitation to the public to subscribe for any shares, debentures or other securities of the Corporation shall be prohibited.

5.	FINANCIAL ASSISTANCE

The Corporation may, directly or indirectly, give financial assistance by means of a loan, guarantee or otherwise:

(a)	to any shareholder, director, officer or employee of the Corporation or of an affiliated corporation, or

(b)	to any associate of a shareholder, director, officer or employee of the Corporation or of an affiliated corporation;

whether or not:

(c)	the Corporation is, or after giving the financial assistance would be, unable to pay its liabilities as they become due; or

(d)

the realizable value of the Corporation’s assets, excluding the amount of any financial assistance in the form of a loan or in the form of assets pledged or encumbered to secure a guarantee, after giving the financial assistance, would be less than the aggregate of the Corporation’s liabilities and stated capital of all classes.

FILED/DEPOSE JUL 10 2002